Exhibit 8.1

August 9, 2006

Omnicom Group Inc.
437 Madison Avenue
New York, NY 10022

Ladies and Gentlemen:

        We have acted as counsel for Omnicom Group Inc., a New York corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement and the prospectus included therein (the “Prospectus”) relate to the registration for resale of $40,368,000 aggregate principal amount of the Company’s Zero Coupon Zero Yield Convertible Notes due 2033 (the “2033 Notes”), $427,128,000 aggregate principal amount of the Company’s Zero Coupon Zero Yield Convertible Notes due 2038 (the “2038 Notes” and, together with the 2033 Notes, the “Notes”) and the shares of the Company’s Common Stock, par value $0.15 per share that may be issued upon a conversion of Notes. The 2033 Notes were issued on June 10, 2003 under a senior indenture dated as of June 10, 2003 between JPMorgan Chase Bank N.A. and the Company (the “Indenture”). Pursuant to a supplemental indenture dated as of June 21, 2006 between JPMorgan Chase Bank N.A. and the Company (the “Supplemental Indenture”), holders that consented to certain amendments to the 2033 Notes, pursuant to a consent solicitation statement dated as of May 30, 2006 (the “Consent Solicitation Statement”), were issued 2038 Notes in exchange for their 2033 Notes.

        In connection with our opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Prospectus, certain representations of the Company contained in a letter addressed to us, dated as of the date hereof (the “Representations”), the Indenture, the Supplemental Indenture, the Consent Solicitation Statement and such other documents, records and instruments that we have deemed necessary or appropriate for purposes of this opinion.

        This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history thereto, United States federal income tax regulations promulgated or proposed under the Code, current administrative rulings and practice of the Internal Revenue Service and judicial decisions, all of which are subject to change or differing interpretation, possibly with retroactive effect, at any time.

        Based upon and subject to the foregoing, we hereby confirm that the opinion stated in the Prospectus under the caption “Material United States Federal Income Tax Considerations -

Omnicom Group Inc.
August 9, 2006

Opinion as to United States Federal Income Tax Treatment,” subject to the qualifications set forth therein, constitutes our opinion as to the treatment of the Notes for United States federal income tax purposes. In addition, the discussion set forth in the Prospectus under the caption “Material United States Federal Income Tax Considerations,” subject to the qualifications set forth therein, to the extent it describes federal income tax laws of the United States, constitutes our opinion.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us in the Prospectus and any prospectus supplements contained therein under the caption “Material United States Federal Income Tax Considerations.” In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day